Exhibit 99.1

ARES CAPITAL CORPORATION  PRICES

$200 MILLION OF UNSECURED CONVERTIBLE SENIOR NOTES

New York, NY—March 22, 2011—Ares Capital Corporation (Nasdaq: ARCC) announced that it has agreed to sell to initial purchasers in a private offering $200 million aggregate principal amount of its 5.125% Convertible Senior Notes due 2016. Ares Capital has also granted the initial purchasers an option to purchase up to an additional $30 million aggregate principal amount of the Convertible Senior Notes to cover over-allotments, if any.  The Convertible Senior Notes will be offered only to qualified institutional buyers (as defined in the Securities Act of 1933, as amended (the “Securities Act”)) pursuant to Rule 144A under the Securities Act.  The closing of the transaction is subject to customary closing conditions and the Convertible Senior Notes are expected to be delivered and paid for on March 28, 2011.

The Convertible Senior Notes are unsecured and bear interest at a rate of 5.125% per year, payable semiannually. In certain circumstances, the Convertible Senior Notes will be convertible into cash, shares of Ares Capital’s common stock or a combination of cash and shares of Ares Capital’s common stock, at Ares Capital’s election, at an initial conversion rate of 52.5348 shares of common stock per $1,000 principal amount of Convertible Senior Notes, which is equivalent to an initial conversion price of approximately $19.04 per share of Ares Capital’s common stock, subject to customary anti-dilution adjustments. The conversion price is approximately 17.5% above the $16.20 per share closing price of Ares Capital’s common stock on March 22, 2011.  Ares Capital will not have the right to redeem the Convertible Senior Notes prior to maturity. The Convertible Senior Notes will mature on June 1, 2016, unless repurchased or converted in accordance with their terms prior to such date.

Ares Capital expects to use the net proceeds of this offering to repay or repurchase certain outstanding indebtedness, which may include repaying outstanding borrowings, if any, under the Company’s revolving credit facilities and/or redeeming the $161.2 million aggregate principal amount outstanding of its unsecured 6.00% notes due on April 1, 2012 in whole or in part, and for other general corporate purposes, including funding investments in its investment backlog and pipeline.

Neither the Convertible Senior Notes nor the common stock that may be issued upon conversion thereof will be registered under the Securities Act. Neither the Convertible Senior Notes nor the common stock that may be issued upon conversion thereof may be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act.

This press release is not an offer to sell any securities of the Company and is not soliciting an offer to buy such securities in any state where such offer and sale is not permitted. It is issued pursuant to Rule 135c under the Securities Act.

FORWARD-LOOKING STATEMENTS

Statements included herein may constitute “forward-looking statements,” which relate to future events or our future performance or financial condition. These statements are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in our filings with the Securities and Exchange Commission. Ares Capital undertakes no duty to update any forward-looking statements made herein.

CONTACT

Carl Drake

Ares Capital Corporation

404-814-5204